China Shengda Packaging Group Inc. Reports Full Year 2014 Financial Results

Revenues grew 13.7 % to $152.6 million for the year of 2014

HANGZHOU, China, March 30, 2015 /PRNewswire-FirstCall/ -- China Shengda Packaging Group Inc. (NASDAQ: CPGI) ("Shengda" or the "Company"), a leading Chinese paper packaging company, today reported its financial results for the fiscal year ended December 31, 2014.

Mr. Daliang Teng, Chief Executive Officer of Shengda commented, "2014 remained a challenging year for the Chinese paper packaging industry as China's economic growth rate fell to its lowest level in a quarter century, marking a likely end of a high-growth heyday. This, combined with tightened credit environment, prompted many of our customers to put their expansion plan on hold and, consequently, limited our ability to grow our paper cartons business during the year of 2014. However, our overall revenues grew 13.7% to $152.6 million for the year of 2014, thanks to increased contribution from our corrugating medium paper business which saw its sales volume more than doubled in 2014, highlighting our strengthened market position through vertical integration."

Mr. Teng continued, "While the Chinese paper packaging industry is likely to face continuing macro headwinds and intensifying competition in the near future, we believe that Shengda is on a solid footing with our unwavering efforts to grow our businesses through the combination of vertical integration and geographical expansion."

Full Year 2014 Financial Highlights:

  Revenues increased by 13.7% year-over-year to $152.6 million for the year of 2014 mainly driven by increase in sales volume of corrugating medium paper which increased 128.5% to 117.7 thousand tons from 51.5 thousand tons for the year of 2013.
  Operating margin improved 48 basis points to 2.1% for the year of 2014 from 1.6% for the year of 2013, as selling, general and administrative expenses as a percentage of revenues decreased, more than offset by slight decrease in overall gross margin.
  Net income attributable to the Company's stockholders decreased by $0.1 million or 5.7%, to $2.6 million for the year of 2014.
  Basic and diluted earnings per share were essentially unchanged at $0.07 for the years of both 2014 and 2013.

Twelve Months Ended December 31, 2014 Results

Sales Analysis (Millions)	Twelve Months	Twelve Months
	Ended December 31,	Ended December 31,
	2014	2013

Revenues– Paper Cartons (millions)	$119.8	$119.4
Revenues– Corrugating Medium Paper (millions)	$42.1	$18.5
Revenues– Inter-segment Transactions	($9.3)	($3.8)
Elimination (millions)
Color Cartons (% of total revenues)	21.1%	26.3%
Flexo Cartons (% of total revenues))	57.4%	62.7%
Paper Cartons Sales Volume (M sq meters)	304.9	301.2
Corrugating Medium Paper Sales Volume ('000 tons)	117.7	51.5
Color Cartons (avg price per sq meter)	$0.40	$0.41
Flexo Cartons (avg price per sq meter)	$0.39	$0.39
Corrugating Medium Paper (avg price per ton)	$358	$359

Summary Results (Millions)	Twelve Months	Twelve Months
	Ended December 31,	Ended December 31,
	2014	2013

Revenues	$152.6	$134.2
Gross Profit	$21.9	$19.5
Gross Margin (%)	14.3%	14.5%
Operating Expenses	$18.7	$17.3
Operating Income	$3.2	$2.1
Operating Margin (%)	2.1%	1.6%
Net Income attributable to stockholders	$2.6	$2.7
EPS Basic & Diluted	$0.07	$0.07
Wtd Avg Shares Outstanding (millions)	38.8	38.8

Total revenues for the year ended December 31, 2014 increased by $18.4 million, or 13.7% to $152.6 million from $134.2 million for the year of 2013 primarily driven by increased sales volume of corrugating medium paper.

Revenues of paper cartons and other paper products increased by $0.4 million, or 0.3%, to $119.8 million for the year of 2014 from $119.4 million for the year of 2013. Sales volume of paper carton and other paper products increased by 1.2% to 304.9 million square meters for the year of 2014 from 301.2 million square meters for the year of 2013 while the average price of paper cartons and other paper products declined slightly to $0.39 per square meter for the year of 2014 from $0.40 per square meter for the year of 2013. Color and flexo cartons accounted for 21.1% and 57.4% of total revenues for the year of 2014, compared to 26.3% and 62.7%, respectively, for the year of 2013. Average sales prices per square meter for color and flexo cartons were approximately $0.40 and $0.39, respectively, for the year of 2014, compared to approximately $0.41 and $0.39, respectively, for the year of 2013. Consumer and industrial goods manufacturing sectors remained the Company's principal markets. Major customers remained home appliances & electronics manufacturers, and food, beverage & cigarette manufacturers in the Yangtze River Delta Region, which accounted for 20.3% and 17.2%, respectively, of total revenues for the year of 2014, compared to 23.6% and 24.3%, respectively, of total revenues for the year of 2013.

Revenues of corrugating medium paper increased by $23.6 million, or 127.8%, to $42.1 million for the year of 2014, from $18.5 million for the year of 2013. The increase was mainly due to the increased sales volume as our corrugating medium paper business officially went into production in June 2013. Sales volume of corrugating medium paper was approximately 117.7 thousand tons and the average selling price was approximately $358 per ton for the year of 2014, compared to 51.5 thousand tons and $359 per ton, respectively, for the year of 2013.

Overall gross profit increased by $2.4 million, or 12.4%, to $21.9 million for the year of 2014 from $19.5 million for the year of 2013. The increase in gross profit was mainly due to improvement in gross margin for our paper cartons and other paper products business as well as narrower gross loss our corrugating medium paper business. Gross profit of paper cartons and other paper products increased by $2.0 million, or 8.7%, to $24.5 million for year of 2014 from $22.5 million for the year of 2013. Gross profit of color and flexo cartons were $7.0 million and $17.5 million, respectively, for the year of 2014, compared to $7.3 million and $15.2 million, respectively, for the year of 2013. Gross loss of corrugating medium paper was $2.6 million for the year of 2014, compared to gross loss of $3.0 million for the year of 2013. Overall gross margin decreased by 16 basis points to 14.3% for the year of 2014 from 14.5% for the year of 2013. Gross margins for paper cartons and other paper products and corrugating medium paper were 20.4% and negative 6.1%, respectively, for the year of 2014, compared to 18.8% and negative 16.5%, respectively, for the year of 2013.

Selling expenses increased by $0.6 million, or 11.2%, to $6.4 million for the year of 2014 from $5.8 million for the year of 2013. The increase was mainly due to higher freight expenses. As a percentage of revenues, selling expenses for the year of 2014 decreased to 4.2% from 4.3% for the year of 2013.

General and administrative expenses increased by $0.8 million, or 6.5%, to $12.3 million for the year of 2014 from $11.5 million for the year of 2013. This increase was mainly due to the increase in staff costs, which include salary, benefits, social insurance and other relevant staff expenses. As a percentage of revenues, general and administrative expenses for the year of 2014 decreased to 8.1% from 8.6% for the year of 2013.

Operating income increased by $1.1 million, or 47.9%, to $3.2 million for the year of 2014 from $2.1 million for the same period of last year. The increase in operating income was mainly due to increase in gross profit from the paper cartons and other paper products business and partially offset by higher selling, general and administrative expenses. Overall operating margin increased by 48 basis points to 2.1% for the year of 2014 from 1.6% for year of 2013.

Net income attributable to the Company's common stockholders decreased by approximately $0.1 million, or 5.7%, to $2.6 million for the year of 2014, from $2.7 million for the year of 2013. Basic and diluted earnings per share were $0.07 for the year of 2014, essentially unchanged from last year.

Financial Condition

As of December 31, 2014, the Company had cash and cash equivalents of $10.9 million and restricted cash of $13.8 million. Shareholders' equity was $113.3 million, compared to $111.4 million at December 31, 2013.

Net cash provided by operating activities was $23.9 million for the year of 2014, compared to net cash used in operating activities of $8.0 million for the year of 2013. This was attributable to net income of $2.5 million, adjusted by depreciation and amortization expenses of $7.6 million, and a net increase in cash from accounts and notes payable of $10.4 million and a net increase in cash from other working capital items of $3.4 million.

Net cash used in investing activities was $13.2 million for the year of 2014, compared to $4.8 million for the year of 2013. The $13.2 million net cash was used for purchases of property, plant and equipment, mainly related to the capital expenditure of property, plant, and equipment of $6.7 million as well as plant construction of $6.8 million, which was mainly for Shengda Concept, and cash generated from the disposal of property, plant and equipment of 0.3 million.

Net cash used in financing activities was $6.4 million for the year of 2014, compared to $7.1 million net cash provided by financing activities for the year of 2013. During the year ended December 31, 2014, we received $17.2 million of loan proceeds, repaid $23.7 million loans and received restricted cash of $0.1 million which was for the notes payable and loans as collateral.

Recent Developments

On December 2, 2014, Great Shengda, a wholly owned subsidiary of the Company, formed a joint venture in Chengdu, Sichuan Province with Chengdu Zhongtian Chengxin Packaging Co., Ltd., a Chinese company ("Chengdu Zhongtian"). The joint venture, Chengdu Shengda Zhongtian Packaging Co., Ltd. ("Shengda Zhongtian") has registered capital of RMB 42.86 million (approximately $6.89 million) with Great Shengda and Chengdu Zhongtian controlling 55% and 45% of its equity interest, respectively.

On December 10, 2014, NASDAQ notified the Company that while the Company had not regained compliance with the Bid Price Rule, it was eligible for an additional 180-day grace period, until June 8, 2015 (the "Expiration Date"), to regain compliance with the Bid Price Rule. NASDAQ's determination was based on the Company having met the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ Capital Market, with the exception of the Bid Price Rule, and on the Company's written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

On December 15, 2014, the Company's majority-owned subsidiary Jiangsu Shuangsheng Paper Technology Development Co., Ltd. ("Shuangsheng") submitted its Articles of Incorporation and applied business license to the local industrial and commercial bureau to form a company named Hangzhou Xiaoshan Xiaosheng Paper Co., Ltd. ("Xiaosheng") in Xiaoshan District, Hangzhou, Zhejiang Province for sale of paper products. Pursuant to Xiaosheng's Articles of Incorporation, Xiaosheng has registered capital of RMB 38 million (approximately $6.1 million).

On December 24, 2014, both Shengda Zhongtian and Xiaosheng received the business licenses dated as of the dates of their respective applications.

About China Shengda Packaging Group Inc.

China Shengda Packaging Group Inc. is a leading paper packaging company in China. It is principally engaged in design, manufacturing and sale of flexo-printed and color-printed corrugated paper cartons in a variety of sizes and strengths. It also manufactures corrugating medium paper and corrugated paperboards, which are used for the production of flexo-printed and color-printed cartons. The Company provides paper packaging solutions to a wide variety of industries, including food, beverage, cigarette, household appliance, consumer electronics, pharmaceuticals, chemicals, machinery and other consumer and industrial sectors in China.

Safe Harbor Statements

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the Company's ability to expand to new markets, the ability to grow business through vertical integration and geographical expansion, the ability to access capital for expansion and continued investment in R&D, the ability to acquire other companies, changes from anticipated levels of sales, changes in national or regional economic and competitive conditions, current or future volatility in the credit market and future maret conditions, changes in relationships with customers, changes in profit margins of principal product and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Company Contact:

China Shengda Packaging Group Inc.
Cindy Hu, Board Secretary
Tel: +86-571 8283 8770
E-mail: cindy.hu@cnpti.com
Website: http://www.cnpti.com

Investor Relations Contact:

Weitian Group LLC
Tina Xiao
Tel: +1-917-609-0333
Email: tina.xiao@weitian-ir.com

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in US$)

	December 31,
ASSETS	2014	2013
Current assets
Cash and cash equivalents	$10,909,547	$6,569,495
Restricted cash	13,764,420	10,129,756
Accounts and notes receivable, net	40,385,615	42,710,653
Inventories	16,197,839	18,605,074
Prepayments and other receivables	1,714,052	1,583,203
Amount due from related parties	51,093	225,822
Deductable value added tax payable	867,869	3,056,867
Total current assets	83,890,435	82,880,870
Non-current assets
Property, plant and equipment, net	72,274,052	68,481,643
Land use right	11,650,850	11,988,879
Deferred tax assets	2,965,241	1,505,981
Goodwill	180,373	181,481
Total assets	$170,960,951	$165,038,854
LIABILITIES AND EQUITY
Current liabilities
Accounts and notes payable	$41,954,268	$32,820,222
Amounts due to related parties	2,961,704	2,131,846
Accrued expenses and other payables	2,964,988	2,889,933
Taxes payable	1,826,922	1,215,127
Short-term loans	3,500,000	10,048,000
Current portion of long-term loans	-	4,500,000
Total current liabilities	53,207,882	53,605,128
Non-current liabilities
Long-term loans	4,500,000	-
Total liabilities	$57,707,882	$53,605,128
Commitment and contingencies
Equity
Stockholders' equity
Common stock (US$0.001 par value, 190,000,000 shares authorized, 38,790,811 shares issued and outstanding at December 31, 2014 and December 31, 2013)	38,791	38,791
Additional paid-in capital	43,036,464	43,036,464
Appropriated retained earnings	8,293,281	7,240,218
Unappropriated retained earnings	49,894,124	48,360,582
Accumulated other comprehensive income	11,778,550	12,459,426
Total equity for stockholders of China Shengda Packaging	113,041,210	111,135,481
Noncontrolling interest	211,859	298,245
Total equity	113,253,069	111,433,726
Total liabilities and equity	$170,960,951	$165,038,854

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Amounts in US$)

	Years ended December 31,
	2014	2013
Revenues	$152,575,962	$134,182,900
Cost of goods sold	130,700,669	114,729,483
Gross profit	21,875,293	19,453,417
Operating expenses
Selling expenses	6,418,734	5,774,715
General and administrative expenses	12,287,026	11,535,135
	18,705,760	17,309,850
Other income (expenses)
Interest income	689,176	847,575
Interest expense	(1,240,557)	(835,975)
Subsidy income	308,262	813,213
Other expense	(579,294)	(211,121)
	(822,413)	613,692
Non operating expenses (income)	(190,619)	202,529
Income before income tax expense and noncontrolling interest	2,537,739	2,554,730
Income tax expense (benefit)	37,680	(79,579)
Net income	2,500,059	2,634,309
Net loss attributable to noncontrolling interest	86,546	109,637
Net income attributable to Company's common stockholders	$2,586,605	$2,743,946
Basic and diluted earnings per share	$0.07	$0.07
Weighted-average number of shares outstanding - basic and diluted	38,790,811	38,790,811
Comprehensive income:
Net income	$2,500,059	$2,634,309
Foreign currency translation adjustment	(680,716)	3,356,293
Comprehensive income	1,819,343	5,990,602
Comprehensive loss attributable to noncontrolling interest	86,386	111,131
Net comprehensive income attributable to the Company's common stockholders	$1,905,729	$6,101,733

CHINA SHENGDA PACKAGING GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in US$)

	Years ended December 31,
	2014	2013
Cash flows from operating activities
Net income	$2,500,059	$2,634,309
Adjustments to reconcile net income to net cash provided by operating activities:	-
Depreciation and amortization expenses	7,644,922	6,024,574
Deferred tax	(1,468,460)	(1,094,535)
Loss from disposal of property, plant and equipment	579,294	211,121
Change in operating assets and liabilities:
Restricted cash	(3,842,974)	7,932,880
Accounts and notes receivable	2,059,672	(8,325,237)
Inventories	2,293,582	(2,537,833)
Prepayments and other receivables	(136,062)	(611,783)
Accounts and notes payable	10,384,545	(13,660,440)
Amount due from(to) related party	1,016,230	1,816,916
Accrued expenses and other payables	141,580	93,132
Tax payables	2,789,542	(471,008)
Net cash provided by (used in) operating activities	23,961,930	(7,987,904)
Cash flows from investing activities
Purchase of property, plant and equipment	(6,678,773)	(4,877,444)
Prepayment paid for construction in progress	(6,827,523)	-
Proceeds from disposal of property, plant and equipment	286,118	106,422
Net cash used in investing activities	(13,220,178)	(4,771,022)
Cash flows from financing activities
Proceeds from short-term loans	12,666,190	6,460,000
Proceeds from long-term loans	4,500,000	-
Repayment of short-term loans	(19,160,318)	(4,420,893)
Repayment of long-term loans	(4,513,872)	-
Restricted cash	146,430	5,087,250
Net cash flows provided by(used in) financing activities	(6,361,570)	7,126,357
Effect of foreign currency exchange rate fluctuation on cash and cash equivalents	(40,130)	298,127
Net changes in cash and cash equivalents	4,340,052	(5,334,442)
Cash and cash equivalents, beginning of year	6,569,495	11,903,937
Cash and cash equivalents, end of year	$10,909,547	$6,569,495
Cash paid during the year for:
Interest paid	$1,058,950	$826,842
Income taxes paid	$1,641,923	$1,248,707